Exhibit 4.9

EXECUTION COPY

OMNIBUS REALLOCATION AGREEMENT

October 28, 2010

Wilmington Trust FSB, as Agent

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Re: Blockbuster Inc.

Reference is hereby made to the Senior Secured, Super-Priority Debtor-in-Possession Revolving Credit Agreement, dated as of September 23, 2010 (the “Credit Agreement”), among Blockbuster Inc., a Delaware corporation (“BBI”), as a debtor and debtor-in-possession (the “Borrower”), the subsidiaries of the Borrower signatory thereto, as debtors and debtors-in-possession, the lenders from time to time party thereto (the “Lenders”), and Wilmington Trust FSB, a federal savings bank (in its individual capacity, “Wilmington”), for itself and as agent for Lenders (the “Agent”). Capitalized terms used and not otherwise defined in this Omnibus Reallocation Agreement (this “Agreement”) shall have the meanings ascribed to such terms in the Credit Agreement.

1. Each of the Persons listed on Schedule A hereto (each, an “Original Lender”) became a Lender party to the Credit Agreement prior to the date hereof, and immediately prior to the date hereof has a Commitment equal to the amount set forth opposite its name on such Schedule A under the heading “Original Commitment” (its “Original Commitment”). Each of the Persons listed on Schedule B hereto (each, an “Incoming Lender”), by its execution hereof, hereby (i) certifies that it is a party to, or is an assignee of a party to, a commitment letter addressed to the Original Lenders with respect to the Credit Agreement (for any Incoming Lender, including any related assignment and as supplemented, to the extent applicable, by electronic or telephonic communication with Agent, its “Commitment Letter”), (ii) reaffirms each of the representations, warranties and agreements made by such Incoming Lender in its Commitment Letter (all of which are deemed remade as of the date hereof), and (iii) agrees to become a Lender under the Credit Agreement with a Commitment (or, in the case of an Incoming Lender which is also an Original Lender, an additional Commitment) equal to the amount set forth on such Incoming Lender’s signature page hereto (for any Incoming Lender, its “New Commitment”) and to purchase a portion of the outstanding Revolving Loan, if any, as more fully provided below.

2. Each Incoming Lender (a) represents and warrants that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it is purchasing the interests assigned to it hereunder for its own account, for investment purposes and not with a view to the distribution thereof, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by interests in the Revolving Loan and either it or the Person exercising discretion in making the decision to enter into this Agreement is experienced in acquiring assets of such type, and (iv) the Person signing, executing and delivering this Agreement on its behalf is an authorized signatory for it and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any Lender or any other Indemnified Person and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 10.9 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof or as otherwise notified in writing to the Agent, (g) to the extent required pursuant to Section 1.11(c) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9, or other applicable form, and, if applicable, a portfolio interest exemption certificate, and (h) attaches an administrative questionnaire, fully completed, in the form required by Agent.

3. Each Original Lender (a) represents and warrants that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its interest in the Revolving Loan and that such interest is free and clear of any Lien and other adverse claims and (iii) the Person signing, executing and delivering this Agreement on its behalf is an authorized signatory for it and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Revolving Loan and Commitments, the percentage of the Revolving Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, and (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith.

4. On the date hereof, if and to the extent that any Revolving Loan is then outstanding, each Incoming Lender shall pay to the Agent an amount equal to its ratable share (according to its New Commitment) of such outstanding Revolving Loan, as set forth opposite its name on Schedule B hereto under the heading “Funding Amount” (for any Incoming Lender, its “Funding Amount”). Upon its receipt of such funds, the Agent shall pay such amounts ratably to the Original Lenders in accordance with their respective Original Commitments.

5. Effective upon the date hereof, subject to the receipt by the Agent of executed signature pages hereto from the Borrower, each other Credit Party, each Original Lender and each Incoming Lender, and, if any Revolving Loan is outstanding on the date hereof, in the case of any Incoming Lender, the payment to Agent of its respective Funding Amount:

(a) to the extent applicable, each Incoming Lender shall be deemed to have purchased from the Original Lenders its ratable share (in accordance with its New Commitment) of the outstanding Revolving Loan;

(b) each Incoming Lender shall be and become a Lender party to the Credit Agreement, with all rights and obligations thereof, and with a Commitment (or, in the case of an Incoming Lender which is also an Original Lender, an additional Commitment) equal to its New Commitment; and

(c) the Original Commitments of the Original Lenders shall be reduced in an aggregate amount equal to the total New Commitments, and each Original Lender’s Commitment shall be reduced by its pro rata portion thereof (in accordance with the Original Commitments of the Original Lenders), such that each Original Lender’s Commitment, after giving effect thereto (and, in the case of any Original Lender which is also an Incoming Lender, after giving effect to its New Commitment), shall be in the amount set forth opposite its name on Schedule A hereto under the heading “Revised Commitment”.

The purchase of interests evidenced hereby shall be without recourse to or representation or warranty by any Original Lender except as expressly set forth in paragraph 3 above. After the effectiveness of this Agreement (and each of the payments provided for herein), Agent shall make all payments under the Loan Documents in respect of the Commitments and the Revolving Loan assigned hereby (i) in the case of amounts accrued to but excluding the date of such effectiveness, to the applicable Original Lenders, and (ii) otherwise, to the applicable Lenders.

Each of the parties hereto consents and agrees to the effectiveness of this Agreement and the transactions contemplated hereby, notwithstanding the provisions of Section 9.1 of the Credit Agreement (which shall not be applicable hereto). Except as specifically provided in the immediately preceding sentence, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

Certain Incoming Lenders are assignees of a party to a commitment letter pursuant to a letter of assignment delivered to Agent rather than by original execution of a commitment letter. With respect to the allocation and determination of New Commitments and Revised Commitments, each of the parties hereto hereby authorizes Agent to conclusively rely, and Agent shall be fully protected in relying, on each such letter of assignment, the terms specified therein and any related electronic or telephonic communication with Agent. Without limiting the indemnity obligations of the Lenders and the Credit Parties under the Credit Agreement, each of the parties hereto (in the case of each Lender, ratably according to their respective Pro Rata Shares) hereby indemnifies and holds harmless Agent and its Affiliates, and each such Person’s respective officers, directors, employees and representatives (each, an “Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, but not limited to, reasonable attorneys’ fees) of any kind which may be imposed upon, incurred by, or asserted against, any such Indemnitee in connection with, or arising out of, any Commitment Letter, including any related letter of assignment and electronic and telephonic communication, this Agreement, any disputes or liabilities related thereto, or any related investigation, litigation, or proceeding; provided that no indemnitor under this paragraph shall be liable for any indemnification to any Indemnitee to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements result from Agent’s gross negligence or willful misconduct.

This Agreement shall be binding upon each Incoming Lender with respect to its obligations hereunder in respect of its New Commitment upon its delivery to Agent of a counterpart signature page hereto (and the delivery by the Borrower and the other Credit Parties of their counterpart signature pages hereto), which obligations shall not be affected in any manner by the failure of any other Incoming Lender to deliver a counterpart signature page hereto or to pay its respective Funding Amount.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Reallocation Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLOCKBUSTER INC., as Borrower

By:
Name:
Title:

BLOCKBUSTER VIDEO ITALY, INC.
BLOCKBUSTER CANADA INC.
BLOCKBUSTER INTERNATIONAL SPAIN INC.
BLOCKBUSTER INVESTMENTS LLC
BLOCKBUSTER GLOBAL SERVICES INC.
BLOCKBUSTER GIFT CARD, INC.
TRADING ZONE INC.
BLOCKBUSTER DISTRIBUTION, INC.
BLOCKBUSTER DIGITAL TECHNOLOGIES INC.
B2 LLC
MOVIELINK, LLC, as Credit Parties

By:
Name:
Title:

BLOCKBUSTER PROCUREMENT LP, as Credit Party

By:	Blockbuster Distribution, Inc., its General Partner

By:
Name:
Title:

Signature Page to Omnibus Reallocation Agreement